UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2015

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-26224	51-0317849
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 Enterprise Drive

Plainsboro, NJ 08536

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 275-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously announced, on June 26, 2015, Integra LifeSciences Corporation (the “Company”), a Delaware corporation and wholly-owned subsidiary of Integra LifeSciences Holdings Corporation (“ILS Holdings”), entered into two definitive merger agreements for the acquisition by merger (the “Mergers”) of TEI Biosciences Inc., a Delaware corporation (“TEI Bio”), and TEI Medical Inc., a Delaware corporation (“TEI Med”).

On July 17, 2015, the Mergers were completed. In accordance with the terms of the Agreement and Plan of Merger dated as of June 26, 2015 (the “Bio Merger Agreement”) by and among the Company, Patriot S1, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub Bio”), TEI Bio, and Dr. Yiannis Monovoukas, as securityholders’ representative (the “SH Rep”), Merger Sub Bio merged with and into TEI Bio, resulting in TEI Bio becoming a wholly-owned subsidiary of the Company. In accordance with the terms of the Agreement and Plan of Merger dated as of June 26, 2015 (the “Med Merger Agreement”, and, together with the Bio Merger Agreement, the “Merger Agreements”) by and among the Company, Patriot S2, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub Med”), TEI Med, and the SH Rep, Merger Sub Med merged with and into TEI Med, resulting in TEI Med becoming a wholly-owned subsidiary of the Company.

TEI Bio is in the business of developing and commercializing biologic devices for soft tissue repair and regenerative applications, including dura and hernia repair and plastic and reconstructive surgery. TEI Med is a spin-off of TEI Bio and holds a license to TEI Bio’s regenerative technology in the fields of wound healing and orthopedics.

Under the terms of the Merger Agreements, the Company paid an aggregate purchase price of $312 million ($211 million pursuant to the Bio Merger Agreement, and $101 million pursuant to the Med Merger Agreement), subject in each case to purchase price adjustments for certain working capital changes. A portion of the merger consideration under each Merger Agreement will be held in escrow pursuant to escrow agreements entered into at the closing of the Mergers.

The description of the terms of the Merger Agreements is qualified in its entirety by reference to the copy of such Merger Agreements attached as Exhibit 2.1 (the “Bio Merger Agreement”) and 2.2 (the “Med Merger Agreement”) to the Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 17, 2015, ILS Holdings borrowed $310 million under its senior secured revolving credit facility. As a result of this borrowing, ILS Holdings has $746.9 million of outstanding borrowings under its credit facility as of the date of this filing. The Company used the funds to make payments required upon the closing of the acquisition of TEI Bio and TEI Med.

The credit facility requires ILS Holdings to maintain various financial covenants, including a maximum consolidated total leverage ratio, a minimum consolidated interest coverage ratio, and a minimum liquidity requirement. The credit facility also contains customary affirmative and negative covenants, including those that limit ILS Holding’s and its subsidiaries’ ability to incur additional debt, incur liens, make investments, enter into mergers and acquisitions, liquidate or dissolve, sell or dispose of assets, repurchase stock and pay dividends, engage in transactions with affiliates, engage in certain lines of business and enter into sale and leaseback transactions.

Item 7.01. Regulation FD Disclosure

On July 20, 2015, ILS Holdings issued a press release announcing that it closed on the acquisition of TEI Bio and TEI Med. This press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The information contained in Item 7.01 of this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The applicable financial statements will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information

The applicable pro forma financial information will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

2.1	Bio Merger Agreement dated June 26, 2015

2.2	Med Merger Agreement dated June 26, 2015

99.1	Press release issued July 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Date: July 20, 2015	By:	/s/ Glenn G. Coleman
Glenn G. Coleman
	Title:	Corporate Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Bio Merger Agreement dated June 26, 2015

2.2	Med Merger Agreement dated June 26, 2015

99.1	Press Release issued July 20, 2015